WHWEL REAL ESTATE LIMITED PARTNERSHIP
                                 85 BROAD STREET
                            NEW YORK, NEW YORK 10004


                                                      August 28, 1997


Wellsford Real Properties, Inc.
610 Fifth Avenue
New York, New York 10020

Ladies and Gentlemen:

          We refer to the Limited Liability Company Operating Agreement (the "Wellsford/Whitehall LLC Agreement") of Wellsford/Whitehall Properties, L.L.C. ("Wellsford/Whitehall") dated as of the date hereof, between Wellsford Commercial Properties Trust ("WCPT") and WHWEL Real Estate Limited Partnership ("Whitehall") pursuant to which WCPT and Whitehall have contributed and agreed to contribute certain assets to Wellsford/Whitehall. Terms used and not defined herein shall have the meanings set forth in the Wellsford/Whitehall LLC Agreement.

          This letter agreement will confirm the agreement of Wellsford Real Properties, Inc. ("WRP") and Whitehall regarding warrants to be issued to Whitehall by WRP. It is hereby agreed by WRP that, within twenty (20) Business Days after Whitehall has delivered a written request to WRP, WRP will exchange shares of WRP Common Stock for Excess Membership Units (as defined below) then held by Whitehall or, at WRP's election, all or part of such Excess Membership Units shall be exchanged for cash at the fair market value of the applicable number of shares of WRP Common Stock as determined below. "Excess Membership Units" shall mean the Membership Units received by Whitehall in exchange for Capital Contributions to Wellsford/Whitehall made by Whitehall in excess of $50,000,000 up to $75,000,000. The number of shares of WRP Common Stock issued to Whitehall in exchange for each Excess Membership Unit shall be equal to the quotient of (i) the Membership Unit Purchase Price (as defined below) divided by
(ii) the Closing Price (as defined in the Warrant Agreement) as of the Trading Day (as defined in the Warrant Agreement) immediately prior to the date the written request described above is delivered to WRP. For purposes of this letter agreement "WRP Common Stock" shall mean the common stock, par value $.01 per share, of WRP and any other stock of WRP into which such common stock may be converted or reclassified (other than stock of the Company into




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which unissued Common Stock has been reclassified) or that may be issued in respect of, in exchange for, or in substitution of, such common stock by reason of any stock splits, stock dividends, distributions, mergers, consolidations, recapitalizations or other like events. For purposes of this letter agreement, "Membership Unit Purchase Price" shall mean the aggregate purchase price paid for all Excess Membership Units held by Whitehall on the date of determination divided by the number of Excess Membership Units held by Whitehall on such date.

          This letter agreement and all rights arising hereunder shall be governed by the internal laws of the State of New York.

          This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.






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          If the foregoing correctly reflects our understanding, please confirm your acceptance by executing the enclosed counterpart of this letter agreement and return it to the undersigned, whereupon it will become a binding agreement between the parties hereto in accordance with its terms.


                                    Very truly yours,


                                    WHWEL REAL ESTATE LIMITED
                                    PARTNERSHIP

                                        By:   WHATR Gen-Par, Inc.

                                              By: /s/ Ronald Bernstein
                                                 -------------------------------
                                                 Name:  Ronald Bernstein
                                                 Title: Assistant Vice President


Acknowledged and agreed
as of the date first above written:

WELLSFORD REAL PROPERTIES, INC.


By: /s/ Edward Lowenthal
   ---------------------------------
   Name:  Edward Lowenthal
   Title: President